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         SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of
September ___, 2002, to the Indenture (the "Indenture"), dated as of July 22, 1997, between RESOURCE AMERICA, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), having its principal office at 1845 Walnut Street, Philadelphia, Pennsylvania 19103, and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the "Trustee").

                                    RECITALS

A. A majority in principal amount of the Outstanding Senior Notes, by Act of such Holders delivered to the Company and the Trustee, have given their written consent to this Supplemental Indenture as required by Article 8 of the Indenture.

B. The Company has duly authorized the execution and delivery of this Supplemental Indenture.

C. All things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

             NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

         For and in consideration of the premises, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Senior Notes, as follows:

         1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

         2. Amendment of Section 5.1. Section 5.1 of the Indenture is hereby amended and restated as follows:

         An "Event of Default" as used herein is any one of the following:

             (a) failure by the Company to pay interest (including any Additional Interest) on any Senior Note when due and payable, if such failure continues for a period of 30 days;

             (b) failure by the Company to pay principal on any Senior Note when due and payable at Stated Maturity or upon redemption, acceleration or otherwise;

             (c) failure by the Company to comply with any other agreement or covenant contained in this Indenture (other than a default specified in clause (a) or (b) above) if such failure continues for a period of 30 days after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Senior Notes then Outstanding;

             (d) INTENTIONALLY LEFT BLANK;

             (e) INTENTIONALLY LEFT BLANK; or


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             (f) a receiver, liquidator, assignee, custodian, trustee,
         conservator, sequestrator (or other similar official) shall take possession of the Company or any Significant Subsidiary or any substantial part of the property of the Company or any Significant Subsidiary without the consent of the Company or such Significant Subsidiary, respectively, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, trustee, custodian, conservator, sequestrator (or other similar official) of the Company or the Significant Subsidiary or for any substantial part of the property of the Company or the Significant Subsidiary, or ordering the winding-up or liquidation of the affairs of the Company or the Subsidiary, and such decree or order shall continue unstayed and in effect for a period of 60 consecutive days, or the Company or the Significant Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, conservator, sequestrator (or other similar official) of the Company or the Significant Subsidiary or of any substantial part of the property of the Company or the Significant Subsidiary, or shall make any general assignment for the benefit of creditors, or shall take any corporate action in furtherance of any of the foregoing.

         3. Deletion of Certain Sections. Sections 9.5, 9.6, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15, 9.16, 9.18, 10.1, 10.2 and 10.3 are hereby deleted in their entirety and shall have no further force and effect.

         4. Effectiveness of this Supplemental Indenture. This Supplemental Indenture shall become effective upon its execution by the Company and the Trustee; however, this Supplemental Indenture shall not become operative until the Initial Acceptance Date (as such term is defined in the Company's Offer to Purchase and Consent Solicitation Statement dated September 16, 2002). If the Initial Acceptance Date does not occur, this Supplemental Indenture will be null and void and cease to be effective and the Indenture will remain in effect in its current form.

         5. Execution in Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.


                                  RESOURCE AMERICA, INC.


                                  By: _______________________________
                                  Name:______________________________
                                  Title:_____________________________

                                  THE BANK OF NEW YORK, as Trustee


                                  By:________________________________
                                  Name:______________________________
                                  Title:_____________________________